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                                                                    Exhibit 3.11


                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                              DR LAND HOLDINGS, LLC

    This Limited Liability Company Agreement (this "Agreement") of DR Land Holdings, LLC is entered into as of the 4th day of December, 1998 by The Doe Run Resources Corporation, as member (the "Member").

    The Member hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act, as amended from time to time (6 Del.C. Section 18-101, et seq.) (the "Act"), and hereby agrees as follows:

         1. Name. The name of the limited liability company formed hereby is DR Land Holdings, LLC (the "Company").

         2. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act (including, without limitation, acquiring, managing and disposing of real and personal property), and engaging in any and all activities necessary or incidental to the foregoing.

         3. Registered Office. The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

         4. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

         5. Member. The name and the business, residence or mailing address of the Member is as follows:

                    Name                                     Address
                    ----                                     --------


         The Doe Run Resources Corporation          1801 Park 270 Drive
                                                    St. Louis, MO  63146


         6. Powers. The business and affairs of the Company shall be managed by the Member. The Member shall have the power and authority to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers and authorities, statutory or otherwise, possessed by members of limited liability companies

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under the laws of the State of Delaware. In connection with the foregoing, the
Member is hereby authorized and empowered to act through its officers and employees and other persons designated by the Member in carrying out any and all of its powers and authorities under this Agreement, and to delegate any and all powers and authorities that the Member possesses under this Agreement to any of its officers and employees and to any other person designated by the Member. Marvin K. Kaiser is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file the certificate of formation of the Company (and any amendments and/or restatements thereof) and any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business. The Company may (i) acquire, hold and dispose of interests (whether by the making of investments or otherwise and on such terms and conditions as the Member may determine) in other entities, including as a partner of a partnership, a member of a limited liability company and a stockholder of a corporation, and (ii) borrow money (on such terms and conditions as the Member may determine) in connection with its business.

         7. Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of the Member, (b) the bankruptcy or dissolution of the Member or the occurrence of any other event which terminates the continued membership of the Member in the Company, or (c) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

         8. Capital Contributions. The Member has contributed the following amount, in cash, and no other property, to the Company:

            The Minerals Lease between Leo A. Drey, Kay K. Drey and Ozark Lead Company, dated as of January 1, 1969, as amended from time to time, by assignment.

         9. Additional Contributions. The Member is not required to make any additional capital contribution to the Company.

        10. Allocation of Profits and Losses. The Company's profits and losses shall be allocated in proportion to the capital contribution of the Member.

        11. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Such distributions shall be allocated to the Member in the same proportion as its then capital account balance.

        12. Assignments. The Member may assign in whole or in part its limited liability company interest.

        13. Resignation.  The Member may resign from the Company.

        14. Admission of Additional Members. One (1) or more additional members of the Company may be admitted to the Company with the consent of the Member.


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        15. Liability of Member.  The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

        16. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

    This Agreement and any controversy or claim arising out of or relating to this Agreement shall be governed by the laws of the State of Delaware without giving effect to the principles of conflicts of laws.

    IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the date and year first aforesaid.


                        THE DOE RUN RESOURCES CORPORATION

                        By:          /s/ Marvin K. Kaiser
                           --------------------------------------------
                                        Marvin K. Kaiser
                            Vice President and Chief Financial Officer


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